                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES



                                              DECEMBER          DECEMBER
(DOLLARS IN THOUSANDS)                          1997              1996
                                             ----------        ----------
EARNINGS:
   PRE-TAX INCOME (LOSS)                       (48,470)           88,207
   ADD:  FIXED  CHARGES                         15,293            15,868
   LESS:  INTEREST CAPITALIZATION                 (482)             (555)
                                              --------          --------

           TOTAL EARNINGS                      (33,659)          103,520
                                              ========          ========


FIXED  CHARGES:
   INTEREST EXPENSE                             12,163            13,031
   INTEREST CAPITALIZATION                         482               555
   INTEREST PORTION OF RENTAL EXPENSE            2,648             2,282
                                              --------          --------

           TOTAL FIXED CHARGES                  15,293            15,868
                                              ========          ========


               TOTAL EARNINGS                  (33,659)          103,520


DIVIDED BY:
           TOTAL FIXED CHARGES                  15,293            15,868
                                              --------          --------


                   RATIO                         (2.20)             6.52



NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION. INTEREST PORTION OF RENTAL EXPENSE INCLUDES CONSERVATIVE ESTIMATES BASED ON CALCULATIONS FROM PRIOR YEARS.